December 18, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

               Re: Residential Asset Securities Corporation Registration Statement on Form S-3 Relating to Mortgage Asset-Backed and Manufactured Housing Contract Pass-Through Certificates

Ladies and Gentlemen:

        On behalf of Residential Asset Securities Corporation (the "Depositor"), we have caused to be filed with you electronically under EDGAR, the captioned Registration Statement on Form S-3 (the "Registration Statement"). The Depositor is filing this Registration Statement to increase the amount of registered securities it is authorized to offer and to include mortgage loans secured by mixed-use properties, which loans will be limited to not more than 10% by aggregate principal balance of any series.

        In addition, two courtesy copies of the Registration Statement in printed format are being forwarded to Mr. Mark Green. The versions of prospectus supplement and base prospectus contained in the courtesy copies have been marked to indicate changes from the Depositor's prior Registration Statement on Form S-3 (Registration No. 84939).

        We have been advised that payment of the filing fee in the amount of $264.00 has been made to you by the Depositor on December 12, 2000.

        If you have any questions concerning the Registration Statement, please do not hesitate to call the undersigned at (212) 506-5070 or Vera Sywenkyj at
(212) 506-3519.

                                Very truly yours,


                             /s/ Katharine I. Crost

                               Katharine I. Crost


cc:     Mark Green, Esq.
        Division of Corporation Finance

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    As filed with the Securities and Exchange Commission on December 18, 2000

                                           Registration No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                              --------------------

                    RESIDENTIAL ASSET SECURITIES CORPORATION
             (Exact name of registrant as specified in its charter)
                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   51-0362653
                     (I.R.S. employer identification number)
                    Residential Asset Securities Corporation
                         8400 Normandale Lake Boulevard
                          Minneapolis, Minnesota 55437
                                 (952) 832-7000

(Address, including zip code, and telephone number, including area code, of registrant's principle executive offices)

                               William B. Acheson
                    Residential Asset Securities Corporation
                         8400 Normandale Lake Boulevard
                          Minneapolis, Minnesota 55437
                                 (952) 832-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service) Copies to:

                            Robert L. Schwartz, Esq.
                            GMAC Mortgage Group, Inc.
                            3031 West Grand Boulevard
                             Detroit, Michigan 48232

                                                                   Steven S. Kudenholdt, Esq.
     Katharine I. Crost, Esq.           Robert C. Wipperman         Paul D. Tvetenstrand, Esq.
Orrick, Herrington & Sutcliffe LLP   Stroock & Stroock & Lavan       Thacher Proffitt & Wood
         666 Fifth Avenue                       LLP                   Two World Trade Center
     New York, New York 10103             180 Maiden Lane             New York, New York 10048
                                      New York, New York 10038


        Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.
        If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. |_|
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE
=============================== ==================== ====================== ====================== =================
                                                       Proposed Maximum       Proposed Maximum        Amount of
  Title of Securities to be        Amount to be       Aggregate Price Per    Aggregate Offering    Registration Fee
        Registered(1)               Registered               Unit                 Price(2)
------------------------------- -------------------- ---------------------- ---------------------- -----------------
------------------------------- -------------------- ---------------------- ---------------------- -----------------
  Mortgage Asset-Backed and
Manufactured Housing Contract       $1,000,000               100%                $1,000,000            $264.00
  Pass-Through Certificates
     (Issuable in Series)
=============================== ==================== ====================== ====================== =================

(1) This   Registration   Statement   also  relates  to  certain  market  making
    transactions that may be made by Residential Funding Securities Corporation, an affiliate of the Registrant.
(2) Estimated solely for the purpose of calculating the registration fee.
                                     -------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                Explanatory Note

        This Registration Statement includes (i) the basic prospectus relating to Mortgage Asset-Backed and Manufactured Housing Contract Pass-Through Certificates and (ii) an illustrative form of prospectus supplement for use in an offering of Mortgage Asset-Backed and Manufactured Housing Contract Pass-Through Certificates representing beneficial ownership interests in a trust fund consisting primarily of mortgage loans.